ASSET PURCHASE AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into the as of the 1st day of November, 1995, by and among:

         1. PEOPLES TELEPHONE COMPANY, INC., a New York corporation, with its principal executive offices located at 2300 NW 89th Place, Miami, FL 31172 ("PTC") and PTC CELLULAR, INC., a Delaware corporation and a wholly-owned subsidiary of PTC, with its principal executive offices located at 2300 NW 89th Place, Miami, FL 31172 ("Seller"); and

         2. SHARED TECHNOLOGIES CELLULAR, INC., a Delaware corporation, with its principal executive offices located at 100 Great Meadow Road, Wethersfield, CT 06109 ("Buyer").

         WHEREAS, Seller, is engaged in the business of providing cellular phone rentals to travelers and other customers primarily at locations operated by car rental companies (the "Business");

         WHEREAS, Seller desires to sell, and Buyer desires to acquire certain assets used in the Business in consideration of the payment of the purchase price on the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller and Buyer hereby agree as follows:

         ARTICLE 1.        DEFINITIONS

         As used in this Agreement, the following terms have the following meanings:

         Affiliate: As to any person or entity who or which controls, is controlled by, or is under common control with, any party hereto. For purposes of this Agreement, Seller and PTC are deemed to be Affiliates of each other. For purposes of this Agreement, licensees and franchisees of Buyer or of an affiliate of Buyer are deemed not to be affiliates of Buyer, except that in the event that the amount of Smart Phone Revenue, as defined in Section 5.4, generated by such licensees and franchisees of Buyer exceeds the

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                                      - 2 -

amount of Smart Phone Revenue generated by Buyer, then such licensees and franchisees shall be deemed to be Affiliates for purposes of this definition.

         Closing:          As defined in Section 6.1.

         Closing Date:     As defined in Section 6.1.

         Code:   The Internal Revenue Code of 1986, as amended, and
regulations promulgated thereunder.

         Employee Benefit Plans: Any plan maintained by Seller for the benefit of its employees that is an "employee pension benefit plan" or an "employee welfare benefits plan" as those terms are defined in the Employee Retirement Income Security Act of 1974, as amended.

         Enforceable: A document or other obligation is Enforceable if it can be enforced in accordance with its terms (subject to (a) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance and moratorium laws and other laws applicable generally to creditors' rights from time to time in effect and
(b) judicial limitations on the remedy of specific performance, injunctive relief and other equitable remedies).

         Exchange Act Filing:   As defined in Section 7.2.4.

         Lien: Any lien, encumbrance, mortgage, hypothecation, equity, charge, restriction, possibility of reversion or any other similar conflicting ownership or security interest.

         No Default: There is No Default under a document or other obligation if no occurrence or circumstance exists which constitutes a material breach or default (or which, by the lapse of time or giving of notice, would constitute a material breach or default) with respect thereto or thereunder. The phrase "Any Default," when used in negative sentences, has the same meaning as "No Default."

         Permitted Liens:

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                                      - 3 -

         (a) Liens for taxes, assessments and other governmental charges, if such taxes, assessments and charges are attributable to periods prior to the Closing Date, are accrued in the ordinary course of the Business and that are not due and payable on or before the Closing Date;

         (b) artisans', mechanics', carriers', workers', repairmen's, warehousemen's, materialmen's, judgment or other like liens (inchoate or otherwise) for obligations arising or incurred in the ordinary course of business which are attributable to periods prior to the Closing Date, and are not due and payable on or before the Closing Date; or

         (c) encumbrances not having separately or in the aggregate any material adverse effect on the value or intended use of the Acquired Assets or the operation of the Business on or after the Closing Date;

         (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property for the purposes intended; or

         (e)      Liens described on Schedule 1 attached hereto.

         ARTICLE 2.        PURCHASE AND SALE OF ASSETS

         2.1 ACQUIRED ASSETS. Except as expressly otherwise stated herein and except as provided in Section 5.3, subject to the terms and conditions of this Agreement, on and as of the Closing Date (as defined in Section 6.1 hereof), Seller shall sell, transfer, assign and delegate to Buyer, and Buyer shall purchase and assume from Seller, all right, title and interest of Seller in and to certain of the assets and goodwill of the Seller used in the Business, as expressly described in Sections 2.1.1 through 2.1.11 (collectively, the "Acquired Assets"), but (i) subject to the Permitted Liens, and (ii) excluding the Excluded Assets described in Section 2.2. To the extent that Buyer does not assume a particular asset or liability, then Buyer shall not obtain any rights with respect to such asset or liability.

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                                      - 4 -

                  2.1.1    All cellular telephone equipment set forth on
Schedule 2.1.1;

                  2.1.2 All computer equipment and software set forth on Schedule 2.1.2;

                  2.1.3    All trademark and patent rights set forth on
Schedule 2.1.3.

                  2.1.4 All tools, supplies, furniture, fixtures, leasehold improvements, inventory and all other tangible personal property set forth on
Schedule 2.1.4.

                  2.1.5 All rights of Seller under the leases, leaseholds or rental agreements for all premises in or from which Seller conducts the Business set forth on Schedule 2.1.5 hereto (the "Real Property Leases");

                  2.1.6 All rights of Seller under all leases of personal property used in the Business set forth on Schedule 2.1.6;

                  2.1.7 All licenses, permits, tariffs and other authorizations (collectively, "Permits") of every name, nature, and description necessary in and relating exclusively to the operation of the Business set forth on Schedule 2.1.7;

                  2.1.8 All rights of Seller in and under those certain agreements with cellular communications carriers set forth on Schedule 2.1.8;

                  2.1.9 All rights of Seller in and under those certain agreements with car rental agencies as set forth on Schedule 2.1.9;

                  2.1.10 All rights of Seller in and under such other contracts set forth on Schedule 2.1.10;

                  2.1.11 Any claim or right against a third party to the extent it relates solely to any Acquired Asset or Assumed Liability accrued prior to the Closing Date; and

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                                      - 5 -

                  2.1.12 All accounts receivable arising in connection with the Business accruing on and after the Closing Date.

         2.2 EXCLUDED ASSETS. Except as expressly otherwise stated herein and except as provided in Section 5.3, Buyer shall not acquire and Seller shall not sell, transfer or assign to Buyer any of the other assets or properties of Seller, including, without limitation, any of the following rights, properties and assets (the "Excluded Assets"):

                  2.2.1 All assets owned by any third party (except for Seller's leasehold interest in those assets), including without limitation any interest of any landlord in any leasehold improvements.

                  2.2.2 All accounts receivable arising in connection with the Business accruing prior to the Closing Date.

         ARTICLE 3.        ASSUMPTION OF LIABILITIES BY BUYER

         3.1 ASSUMED LIABILITIES. Except as expressly otherwise stated herein and except as provided in Section 5.3, subject to the terms and conditions of this Agreement, Buyer hereby fully assumes and agrees to pay, perform and discharge when due all debts, obligations, contracts and liabilities of Seller of any kind, character, or nature, absolute or contingent, relating to the Acquired Assets which arise or are to be performed on or after the Closing Date (collectively, the "Assumed Liabilities"), but not the Excluded Liabilities described in Section 3.2.

         3.2 EXCLUDED LIABILITIES. Except as expressly otherwise stated herein, and except as provided in Section 5.3, Buyer shall not assume or be obligated for, and Seller shall retain, pay, perform and discharge, all of the following debts, contracts, liabilities and obligations (the "Excluded Liabilities"):

                  3.2.1 Liabilities of any kind or nature, absolute or contingent which arise or are to be performed before the Closing Date and which relate to the Business, including, without limitation, those relating to the Acquired Assets or the Assumed Liabilities.

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                                      - 6 -

                  3.2.2 Any and all liabilities and obligations of the Seller related exclusively to the conduct of any business other than the Business;

                  3.2.3 All liabilities and obligations of Seller for taxes (federal, state or local) of any kind, which arose before the Closing Date, including, without limitation, property taxes (other than property taxes relating to the Acquired Assets arising on or after the Closing Date), franchise taxes, payroll taxes and taxes based on the income or capital of Seller, including any interest, fines or penalties thereon;

                  3.2.4 Any tax or other liabilities of Seller arising or resulting from the consummation of the transactions contemplated by the Agreement, including, without limitation, liability for any sales taxes;

                  3.2.5 Employee benefits (including vacation and sick pay) accruing prior to the Closing Date for the benefit of any employee of Seller;

                  3.2.6 Any liabilities and expenses of Seller arising out of or relating to this Agreement or the performance of the transactions contemplated by this Agreement, including without limitation, legal or accounting fees, investment banking fees, any broker's commissions or finder's fees, and any costs, expenses or liabilities incurred by Seller to obtain the consent or approval of any third party that is required in order for Seller to enter into this Agreement and consummate the transactions contemplated hereby, including without limitation consents or approvals to the assignment of leases or other contracts from Seller to Buyer;

                  3.2.7 Seller's obligations under any contract or agreement of employment with any officer, director or employee, to the extent that such contract or agreement is not an Acquired Asset;

                  3.2.8 Seller's obligations with respect to any "related party" (i.e., between or among Seller, PTC and their Affiliates or any of them) accounts, debts or notes payable and any "related party" cause of action or other claim against Seller;

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                                      - 7 -

                  3.2.9 Liability for any severance pay or other severance benefit paid or payable by Seller to any employee of Seller who is terminated from employment for any reason before the Closing Date;

                  3.2.10 Any Employee Benefit Plans of Seller or any liabilities of any kind or nature under or related to such plans;

                  3.2.11 Any liability, cost or obligation of Seller on account of or related to any activity of Seller following the Closing Date other than such as may be incurred on Buyer's behalf pursuant to specific prior written authorization of Buyer, which shall not be unreasonably withheld;

                  3.2.12 Any past, present or future costs, assessments, fines, penalties or related contingencies assessed or assessable under any environmental, labor, employee safety, wage and hour or other statute, rule or regulation, arising out of or relating to any transaction, fact, event, act or omission, or any obligations, arising prior to the Closing Date, of Seller or any of its Affiliates or of any officers, directors, shareholders or employees of Seller or any of its Affiliates;

                  3.2.13 Any workers' compensation, contingent liability or tort claims arising out of or relating to any transaction, fact, event, act, omission or obligation arising prior to the Closing Date, of Seller or any of its Affiliates or of any officers, directors, shareholders or employees of Seller or any of its Affiliates; and

                  3.2.14 Any claims, liabilities or contingencies relating to any past or present litigation, labor dispute, governmental investigation or administrative proceeding against or affecting Seller or any of its Affiliates.

         ARTICLE 4.        CONSENTS TO ASSIGNMENT

         4.1 NO ASSIGNMENT WITHOUT CONSENT. To the extent that the conveyance, assignment, sublease or delegation by Seller to Buyer of any of the Acquired Assets or the assumption of any Assumed Liability by Buyer shall require the consent or approval

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                                      - 8 -

of any third party, this Agreement shall not constitute a conveyance, assignment, sublease, delegation or assumption thereof if such attempted conveyance, assignment, sublease, delegation or assumption would constitute a breach thereof.

         4.2 PERFORMANCE, ENJOYMENT BY BUYER. The parties acknowledge that all of the consents and approvals of third parties called for hereunder have not and will not be obtained or available by the Closing Date. On and after the Closing Date and until the required consents or approvals of third parties with respect to the conveyance, assignment or sublease by Seller to Buyer of any of the Acquired Assets or to the assumption of any Assumed Liability by Buyer shall have been obtained, Buyer, as Seller's agent, shall perform or discharge all of Seller's liabilities, responsibilities, obligations and commitments which arise on and after the Closing Date, and shall enjoy all of Seller's rights, benefits and entitlements, under same. Following the Closing, and for a period of six (6) months, Seller shall continue to use its reasonable best efforts at its cost and expense to obtain the following, as reasonably required by Buyer. After such six
(6) month period, Seller shall continue to provide its reasonable efforts therefor, except that Buyer shall reimburse Seller for its reasonable costs and expenses thereby incurred:

         (i)      any necessary consent or approval of:

                  (a) any landlord or overlandlord in connection with any of the Real Property Leases;

                  (b) any governmental body or agency or instrumentality thereof; and

                  (c) any other person whose consent or approval is required as a condition to the consummation by Seller of the transactions contemplated hereby.

         ARTICLE 5.        PURCHASE PRICE

         5.1 PURCHASE PRICE. At the Closing, (or as otherwise provided herein), in consideration for acquiring the Acquired Assets from the Seller, Buyer shall pay to the Seller, or to the

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                                      - 9 -

Seller's nominee upon reasonable notice, the following portion of the purchase price (the "Purchase "Price"):

         (i) cash in the sum of $1,500,000, of which $300,000 (the "Cash") shall be paid in cash at Closing and $1,200,000 (the "Holdback") shall be retained by Buyer as a holdback, in accordance with Section 5.3 hereof;

         (ii) a promissory note duly executed by Buyer to the order of Seller in the principal amount of $2,000,000 (the "Note"), in the form as attached hereto as Exhibit 5.1(ii)A with appropriate insertions, having a term of five
(5) years, bearing interest at the rate of eight percent (8%) per year, payable in ten (10) semiannual installments of principal in the amount of $200,000 each plus accrued interest under the Note, which Note shall be secured by a perfected first priority security interest in that portion of the Acquired Assets identified in Sections 2.1.1 and 2.1.2 and a security interest that portion of the Acquired Assets identified in Section 2.1.3 of this Agreement subordinated to a $5,000,000 senior facility pursuant, and as more particularly described in, Security Agreement (the "Security Agreement") in the form attached hereto as
Exhibit 5.1(ii)B entered into by and among the parties hereto as of the date hereof, and

         (iii) 100,000 shares of Buyers common stock, $.01 par value (the "Shares") issued by Buyer to Seller or Seller's nominee. However, in the event that Buyer fails to obtain the consent for issuance of the Shares of the underwriter of its initial public offering within four (4) business days of the Closing, then the Shares shall not be issuable to Seller and, in lieu thereof, the principal amount of the Note shall be increased by an amount representing the market value of the Shares based on the greater of (a) the average of the closing bid and asked prices for Buyer's Common Stock, as quoted on the Nasdaq market, on the date of Closing, or (b) the average of such closing bid and asked prices for Buyer's Common Stock for the period of November 13, 1995 through November 16, 1995.

         (iv) Buyer agrees to pay to Seller semi-annual royalties in accordance with Section 5.4 hereof.

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                                     - 10 -

         5.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller at Closing, except for the Holdback, by (a) payment to Seller of the Cash by bank cashier's check or wire transfer in immediately available U.S. federal funds, (b) subject to Section 5.1(iii), within five (5) business days of the Closing, delivery by Buyer to Seller of duly executed certificate(s) for the Shares registered in Seller's name or in such other name(s) as Seller has heretofore designated in writing to Buyer, indicating name, address, tax identification number and number of Shares for each person or entity in whose name Shares are to be registered, and (c) delivery by Buyer to Seller of the Note duly executed and completed by Buyer. Seller shall have the right to transfer the Note to PTC.

         5.3  HOLDBACK.

              (a) Set forth in Schedule 5.3 hereof is a listing of certain payment obligations of Seller existing prior to the Closing Date (the "Conditionally Assumed Payables") and a listing of certain trade accounts receivable of Seller existing prior to the Closing Date (the "Conditionally Assumed Receivables"). Buyer agrees to pay the Conditionally Assumed Payables on a reasonably timely basis for the benefit of Seller. Buyer also shall have a duty to diligently exercise all reasonable efforts to collect the Conditionally Assumed Receivables. Buyer further agrees to exercise its reasonable best efforts to compromise such portion of the Conditionally Assumed Payables as it is reasonably able to compromise, and Buyer shall permit Seller to provide its reasonable cooperation in discussions with creditors for the purpose of negotiating reductions in the Conditionally Assumed Payables prior to payment. Buyer shall have a duty to keep Seller advised of the status of Buyer's payment of the Conditionally Assumed Payables and shall endeavor to cooperate with Seller in efforts to compromise such Conditionally Assumed Payables, including providing notice to Seller for approval, such approval not to be unreasonably withheld, prior to payment of any Conditionally Assumed Payable, except when otherwise mutually agreed.

              (b) Buyer shall satisfy the Conditionally Assumed Payables from the Holdback amount and from Conditionally Assumed Receivables that are collected by Buyer.

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                                     - 11 -

              (c) In the event that the Conditionally Assumed Payables are fully satisfied, any then remaining portion of the Holdback shall be promptly paid to Seller by Buyer in cash, but in any event no later than ten (10) business days after Buyer achieves such a surplus. Thereafter, any residual portion of the Conditionally Assumed Receivables shall be paid over to Seller as soon as practicable after they are received by Buyer, not to exceed ten (10) business days.

              (d) In the event that the Buyer exhausts the Holdback and all collected Conditionally Assumed Receivables in paying down the Conditionally Assumed Payables and the Holdback and such collected Conditionally Assumed Receivables are insufficient to satisfy all of the Conditionally Assumed Payables (a "Deficiency"), then Buyer shall have no further obligation with respect to any such Deficiency. However, in the event of a Deficiency, Seller may elect within ten (10) days of receipt of notice of such Deficiency, to have Buyer pay such Deficiency and, in consideration therefor, upon payment by Buyer, the then outstanding amount of the Note shall be reduced to the extent of such Deficiency, applying the Deficiency first to any then outstanding interest and then to principal. Notwithstanding the foregoing, in no event shall Seller have the right to cause Buyer to pay for any Deficiency in excess of $200,000. As to any Deficiency for which Seller is obligated to pay, Seller shall promptly pay such amount.

         5.4 ROYALTY. Buyer shall pay a royalty ("Royalties") to Seller, at Seller's address established under Article 11, in the amount of three percent (3%) of the total worldwide revenues ("Smart Phone Revenues") generated by Buyer, its Affiliates and their respective successors and assigns from the use, operation, rental and sale of the proprietary technology associated with the Smart Phones, the rights to which are being conveyed by Seller to Buyer hereunder (the "Smart Phone Technology").

                  (i) Royalties shall be paid until such time as an aggregate of $2,500,000 in Royalty payments have been made to Seller, except as follows. In the event that the agreement between Seller and Avis Rent A Car System, Inc. ("Avis") dated January 17, 1995 that is being assigned to Buyer hereunder is terminated by Avis by reason of problems which are unresolvable by Buyer after

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                                     - 12 -

using its reasonable best efforts with the Ericcson phones and associated technology, then the aggregate Royalty amount payable shall be reduced by $500,000.

                  (ii) Royalties shall be paid semi-annually in arrears within forty-five (45) days following the end of each fiscal six (6) month period of Buyer.

                  (iii) Buyer shall not, within three (3) years of the Closing Date, sell, assign or transfer the Smart Phone Technology, except to Affiliates, licensees or franchisees of Buyer, unless (a) Buyer gives Seller advance written notice of any such sale, assignment or transfer; (b) Buyer provides Seller a copy of the definitive agreement or other document purporting to accomplish the sale, assignment or transfer; and (c) each such purchaser, assignee or transferee agrees to be bound by the provisions of this Subsection 5.4 and make Royalty payments to Seller in accordance herewith. This Subparagragh 5.4(iii) shall be of no further effect after such time as Buyer has paid the aggregate amount of Royalties payable to Seller under this Agreement.

                  (iv) For so long as Royalty payments are payable under this Subsection 5.4, Buyer, its Affiliates and their respective successors and assigns shall provide to Seller semi-annual statements of Smart Phone Revenues which statements shall be certified as true and correct by Buyer's chief financial officer and delivered to Seller on or before the date of each corresponding semi-annual Royalty payment.

                  (v) Buyer shall keep true and complete books of account and other records in sufficient detail for two (2) years after the end of the year to which such books and records apply so that the Royalty payable to Seller hereunder can be properly ascertained. Seller shall have the right to access and audit such books and records, upon reasonable notice, during normal business hours and at Seller's expense, from time to time but not to exceed two (2) times per year, and Buyer shall provide its reasonable cooperation therewith. In the event that Seller disagrees with the amount of Royalties paid by Buyer, Seller shall notify Buyer of such disagreement within fifteen (15) days following completion of the examination of the books of Buyer. Buyer shall within fifteen
(15)

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                                     - 13 -

days of receipt of such notice submit to Seller a list of three independent public accounting firms. One of the independent accounting firms on such list shall be selected by Seller within fifteen (15) days of receipt of such list and, failing such selection, such selection shall be made by Buyer. In the event Buyer shall fail to submit such list within such fifteen (15) day period, Seller shall select an independent public accounting firm. The matter shall then be submitted to such selected independent public accounting firm for a determination of the correctness of the report or payment in dispute, and such determination shall be conclusive and binding upon the parties. The cost, fees and expenses of such independent public accounting firm shall be borne by Seller unless the report of such accounting firm concludes that the Royalties paid by Buyer which were the subject of such audit were deficient by more than five (5%), in which event Buyer shall bear the reasonable cost, fees and expenses of such accounting firm.

         5.5 ALLOCATION. The parties acknowledge that the transaction contemplated by this Agreement is a taxable transaction and is an asset purchase within the meaning of Section 1060 of the Code. The Purchase Price paid by Buyer shall be allocated among the Acquired Assets in accordance with a schedule, which will meet the requirements of Section 1060 of the Code, to be mutually prepared and agreed upon by Buyer and Seller within 60 days after the Closing Date. The parties will prepare and file their respective tax returns and all other required filings (including any necessary elections) based on such allocation. In the event the parties are not able to mutually agree on such an allocation schedule, each party shall be entitled to prepare and file its tax returns and all other required filings (including any necessary election) based on an allocation which is determined independently by such party in its discretion.

         ARTICLE 6.        CLOSING

         6.1 THE CLOSING. The closing hereunder ("Closing") shall take place concurrently with the execution of this Agreement, which shall be effected by exchange, via facsimile transmission of signature pages of all applicable documents, followed by exchange of original documents by overnight courier. The parties anticipate

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                                     - 14 -

effecting such Closing on November 13, 1995. Notwithstanding the foregoing sentence, as used herein the term "Closing Date" shall mean 12:01 a.m. on November 1, 1995, which the parties have agreed to constitute the effective date of the transaction contemplated hereby.

         6.2 SELLER'S OBLIGATIONS AT CLOSING. Except as acknowledged by the parties in first sentence of Section 4.2 and except as otherwise waived by Buyer, at the Closing Seller shall deliver to Buyer the following, at the expense of Seller, duly executed and acknowledged by Seller, in form and substance reasonably satisfactory to Buyer and its counsel:

             (a) Assignments of all leases, licenses, contracts, permits and authorizations to be acquired by Buyer pursuant to Article 2.

             (b) All other appropriate bills of sale, assignments, and other good and sufficient instruments of transfer necessary to transfer to Buyer title to the Acquired Assets in accordance with Article 2 of this Agreement.

             (c)  A receipt for the Purchase Price.

             (d) To the extent that the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby requires the consent of any governmental entity at or prior to Closing, evidence that all such consents shall have been procured.

             (e) To the extent that any material personal property lease or any other material contract assigned to Buyer as part of the Acquired Assets requires the consent or approval of a third party or parties, evidence that all such consents shall have been procured without modification of any such lease or contract, except as heretofore approved in writing by Buyer, and without the requirement for any payment by Buyer as a condition to such consent. For purposes of this Section 6.2(e), a lease or other contract is material if it involves the payment of $25,000 or more in the aggregate during any consecutive three (3) month period

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                                     - 15 -

following the Closing Date or if it involves the payment of $50,000 or more for the remaining term thereof following the Closing Date.

             (f) With respect to the Real Property Leases, the consents and approvals of all landlords whose consent or approval is required under any such Real Property Lease in order for seller to assign to Buyer all of its rights thereunder, without modification of any such Real Property Lease, except as heretofore approved in writing by Buyer, and without the requirement for any payment by Buyer as a condition to such consent or approval.

             (g) Termination statements and instruments of release, releasing and discharging all Liens (other than Permitted Liens) on the Acquired Assets shall be filed by Seller and copies thereof shall be provided by Seller to Buyer as soon as practicable following the Closing, but in no event later than twenty
(20) business days after the Closing.

             (h) Evidence of all appropriate corporate action taken by Seller's Board of Directors and by PTC as stockholder of Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         6.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer has delivered to Seller the following, at the expense of Buyer, duly executed and acknowledged by Buyer, in form and substance reasonably acceptable to Seller and its counsel:

             (a) Payment and delivery of the Purchase Price and all instruments and certificates representing any part of the Purchase Price as provided in
Section 5.2.

             (b) Security Agreement. The Security Agreement, duly executed and completed in the form of Exhibit 5.1(ii)B, attached hereto and made a part hereof.

             (c) Collateral Documents. Each document (including, without limitation, any UCC financing statement) required by the Security Agreement or under law or required by Seller to be filed, registered, recorded and/or delivered in order to create, in favor

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                                     - 16 -

of Seller, a perfected first Lien on and security interest in that portion of the Acquired Assets identified in Sections 2.1.1 and 2.1.2 of this Agreement and a subordinated security interest in that portion of the Acquired Assets identied in Section 2.1.3 hereof, which shall be filed, registered or recorded by Seller on or after the Closing Date in each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested. Each such document, the Security Agreement and any other document required to collaterally assign to Seller any and all of Buyer's right, title and interest in, to and under the Acquired Assets, are collectively referred to herein as the "Collateral Documents."

             (d) Registration Rights Agreement. The Registration Rights Agreement, duly executed and completed in the form of Exhibit 6.3(d), attached hereto and made a part hereof (the "Registration Rights Agreement").

             (e) Incumbency Certificate of Buyer. A signed certificate of the Secretary or Assistant Secretary of Buyer which shall certify the names of the officers of Buyer authorized to sign the Note, the Security Agreement, the other Collateral Documents, and the other documents or certificates to be delivered by such person pursuant to this Agreement, the Note, the Security Agreement, the other Collateral Documents and the Registration Rights Agreement, together with the true signatures of each of such officers. Seller may conclusively rely on the certificate of Buyer until Seller shall have received a further certificate of the Secretary or Assistant Secretary of Buyer canceling or amending the prior certificate and submitting the signature of the officers named in such further certificate.

             (f) Insurance. Certificates of insurance evidencing that Buyer obtained the insurance policies required by each of the Collateral Documents.

             (g) Instruments of assumption of the Assumed Liabilities as Seller may reasonably request (collectively, the "Assumption Documents").

             (h) Evidence of all appropriate corporate action taken by Seller's Board of Directors to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

             (i) To the extent that the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby requires the consent or approval of any governmental entity, evidence that all such consents shall have been procured.

         ARTICLE 7.        REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES BY SELLER AND PTC. Seller and PTC, jointly and severally, represent and warrant to Buyer as follows:

                  7.1.1    Corporate Data and Authority.

                  (a) Seller and PTC are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and New York, respectively. Seller and PTC each have heretofore furnished to Buyer a complete and correct copy of each of their respective charter documents, as amended, certified as of a recent date by the Secretary of State of New York and each of their respective By-laws, as amended, certified as of a recent date by their respective corporate secretaries, which charter documents and By-laws are in full force and effect and have not been amended or modified in any respect since the date of the copies delivered to Buyer. Seller and PTC are not in violation of any of the provisions thereof in any manner which would have a material adverse effect on the Acquired Assets or on the Business or the transactions contemplated by this Agreement.

                  (b) Seller has corporate power and authority to carry on the Business as it is now conducted and to own or hold under lease the properties, real and personal, it purports to own or hold under lease which relate to the Business.

                  (c) Seller and PTC each have corporate power to execute, deliver and perform this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller and PTC and each of their respective stockholders and Boards of Directors and no other stockholder or board of directors approval is necessary for the consummation of the transactions contemplated hereby.

                  (d) Except as set forth in Schedule 7.1.1(d), the execution and delivery of this Agreement by Seller and PTC and the consummation by Seller and PTC of the transactions contemplated hereby are not prohibited by and do not violate any provision of the charter documents or By-laws, as amended to date, of Seller or PTC, and do not violate any material provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by, any material term of any material contract, agreement, indenture, mortgage, note, bond, commitment, license or other instrument to which Seller or PTC is a party or by which any of the Acquired Assets is bound, the breach, violation or acceleration of which would result in the creation or imposition of any Lien on any of the Acquired Assets.

                  (e) This Agreement has been duly executed by Seller and PTC and constitutes a valid, legally binding, and Enforceable obligation of Seller and PTC.

                  (g) Seller, as debtor, has not: filed, or had filed against it, a petition in bankruptcy or a petition to take advantage of any other insolvency act; admitted in writing its inability to pay its debts generally; made an assignment for the benefit of creditors; consented to the appointment of a receiver for itself or any part of its property nor has any such receiver been appointed nor is there any application for the appointment of such a receiver pending; or generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

                  7.1.2    PROPERTY INTERESTS.

                  (a) Seller has good and marketable title to, or has valid leasehold interests in, the Acquired Assets, free and clear of all Liens except the Permitted Liens and except as set forth on Schedule 7.1.2(a) hereto.

                  (b) Schedules 2.1.1, 2.1.2 and 2.1.4 set for a complete list of all tangible personal property comprising the Acquired Assets (except for personal property held by Seller as lessee under a lease other than a lease required under generally accepted accounting principles to be capitalized), setting forth a description of each such item of tangible personal property. The tangible personal property included in the Acquired Assets is in good working condition subject only to reasonable wear and tear and is fit for its intended purposes and no material amounts are required to be expended for the repair and maintenance of said personal property other than amounts that are consistent with the amounts Seller has historically expended for such repair and maintenance.

                  (c) Schedule 2.1.6 is a complete list of all leases of tangible personal property comprising part of the Acquired Assets, together with a description of the leased property, the termination date of each lease, the name and address of the lessor, and the amount of the regular periodic payments under the lease. True and complete copies of all personal property leases listed on Schedule 2.1.6 have heretofore been delivered to Buyer. Except as set forth in Schedule 2.1.6 no consent of any lessor under any such lease is required in order for Seller to assign such lease to Buyer.

                  (d) Schedule 2.1.5 is a complete list of all leases, as amended to date, under which Seller, as lessee, leases any premises that are used in the Business and which comprise part of the Acquired Assets, together with the location of the premises. Except as set forth in Schedule 2.1.5, no consent of any landlord under any such lease is required in order for Seller to assign such lease to Buyer.

                  (e) All leases of real and personal property pursuant to which Seller leases from others real or personal property comprising part of the Acquired Assets are valid, subsisting and Enforceable in accordance with their respective terms, and there is not, under any such lease, Any Default.

                  (f) Seller is not in violation of, or in default under, any law, ordinance, order, regulation, authorization, permit or certificate pertaining to the Acquired Assets or the Business that remains uncured or that has not been waived, which violation or default would have a material adverse effect upon the condition (financial or otherwise), of the Business, the Assumed Liabilities or the Acquired Assets.

                  7.1.3    TRADEMARKS, ETC.

                  (a) Seller does not use any trademarks, trade names, service marks or copyrights in connection with the Business, and does not have pending any applications therefor.

                  (b) Except for such portion of the Acquired Assets set forth in Section 2.1.3, Seller does not own and does not use any trade secret, process, development, design, technique, customer or supplier list, blueprint, specification, promotional idea, marketing or purchasing strategy, invention, computer program, confidential data or information, or know-how that is material in connection with the operation of the Business.

                  7.1.4 NO BROKER. Except as set forth in Schedule 7.1.4, neither Seller nor PTC has retained a broker or finder in connection with the transactions contemplated by this Agreement so as to give rise to any valid claim against either Seller, PTC or Buyer for any fee, commission or similar payment.

                  7.1.5    EMPLOYEE MATTERS.

                  (a) Schedule 7.1.5(a) includes a complete list of the following, copies or, in the case of oral agreements, written summaries of which will be provided to Buyer upon its request:

         (i) each oral or written contract, commitment or understanding between Seller and any current employee of Seller employed in the Business whose current rate of annual compensation (including bonuses) is $25,000 or more, other than any contract, commitment or understanding between Seller and any employee of Seller who is employed at will by Seller;

         (ii) each material oral or written consulting agreement, deferred compensation agreement, covenant not to compete, and confidentiality agreement relating to the Business and to which Seller is a party; and

         (iii) each profit-sharing, bonus, stock option, stock purchase, pension, retirement, savings, health, hospitalization, insurance or similar plan or arrangement, formal or informal, providing benefits to any current or former employee of Seller assigned to the Business.

                  (b) Except as provided in any agreement described on Schedule 7.1.5(a), all employees of Seller assigned to the Business are employed at will by Seller.

                  (c)  Except as set forth in Schedule 7.1.5(a),

         (i) Seller is not currently involved in any labor dispute, proceeding, work stoppage or disturbance involving employees of Seller who are assigned to the Business, other than routine grievances which are not material, and

         (ii) during the past two years, there have been no strikes, work stoppages or labor union organizational campaigns involving employees assigned to the Business, and Seller is not aware of any threat of any such strikes, work stoppages or organizational campaigns.

         (iii) Seller is not a party to any collective bargaining agreement or any other contract or arrangement with any labor organization relating to the Business.

               7.1.6    ABSENCE OF MATERIAL ADVERSE CHANGES.

               Since September 30, 1995, Seller has not, except as disclosed in
Schedule 7.1.6:

               (a) operated the Business other than in the usual, regular and ordinary course in substantially the same manner as theretofore conducted;

               (b) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Acquired Assets or the Business;

               (c) suffered or experienced any material adverse change in, or event or condition materially adversely affecting, its condition (financial or other), properties, liabilities, business, operations, or prospects other than adverse changes, events or conditions that are not, individually or in the aggregate, material as they relate to the Acquired Assets and the Business;

               (d) other than in the usual and ordinary course of Business, made or suffered any amendment or termination, other than upon expiration, of any material contract, agreement, lease or license to which it is a party which relates to the Acquired Assets or the Business;

               (e) sold, assigned, transferred, granted, amended, terminated or waived any right that is material to the Acquired Assets or the Business; or

               (f) except as heretofore described, entered into any material agreement with respect to, or otherwise obligated itself to do, any of the foregoing.

               7.1.7    MATERIAL CONTRACTS.

               (a) Schedule 2.1.8, 2.1.9 and 2.1.10 set forth a complete list of all material agreements, contracts and commitments (collectively, the "Material Contracts") of the following types, whether written or oral, relating to the Business or the Acquired Assets, to which Seller is a party:

         (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to Seller;

         (ii) agreements, orders or commitments for the purchase of goods or equipment, in each case involving payments or receipts in excess of $25,000 in the aggregate;

         (iii) partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;

         (iv) contracts or commitments to sell, lease or otherwise dispose of any of the Acquired Assets other than in the ordinary course of Business;

         (v) contracts or commitments, including without limitation, non-competition, patent rights and royalty agreements;

         (vi) contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person or entity; and

         (vii) any other agreement, contract or commitment which in any case involves more than $25,000 individually or $50,000 in the aggregate or has a term that will continue for six (6) months or more following the Closing Date.

               (b) The Material Contracts are valid, subsisting and Enforceable in accordance with their respective terms and there is not, under any Material Contract, Any Default, and Seller is not aware of Any Default thereunder by any other party thereto.

               (c) Seller has heretofore delivered to Buyer complete copies of all written Material Contracts, together with all amendments thereto, and memoranda summarizing the material terms of all Material Contracts that are oral.

               (d) Seller has no outstanding powers of attorney relating to the Acquired Assets or the Business.

               7.1.8    ENVIRONMENTAL MATTERS.

               (a) To Seller's knowledge, Seller has not released or caused to be released any hazardous substance, hazardous material, oil or hazardous waste, as such terms are defined in applicable Environmental Laws, which could reasonably be expected to result or has resulted in surface or underground contamination of the real estate and related improvements which are the subject of the Real Property Leases (the "Property").

               (b) To Seller's knowledge, Seller is in material compliance with all applicable federal, state and local environmental laws and regulations (the "Environmental Laws") applicable to the Business and the Property, and there is not now pending or to Seller's knowledge threatened or, to Seller's knowledge, any basis for any action, suit, lien, investigation or proceeding against the Property or Seller in connection with any past or present noncompliance with such Environmental Laws.

               7.1.9 NO LITIGATION. Except as disclosed in Schedule 7.1.9, there is no action or proceeding pending or, to Seller's knowledge, threatened or, to Seller's knowledge, any basis for, any litigation or claim by or against Seller of any kind or nature which could reasonably have a material adverse effect on the Acquired Assets, the Business or the Assumed Liabilities.

               7.1.10   PRIVATE PLACEMENT.

               (a) Seller understands that (i) the issuance of the Shares to Seller as part of the Purchase Price is intended to be exempt from registration under the Securities Act of 1993, as amended (the "Securities Act") pursuant to
Section 4(2) of the Securities Act.

               (b) The Shares acquired by Seller pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution except as provided in Section 7.1.10(e).

               (c) Seller is an "Accredited Investor" as such term is defined in Regulation D promulgated under the Securities Act.

               (d) Seller has been furnished with and carefully read Buyer's Exchange Act Filings filed since Buyer's initial public offering on April 21, 1995 and has been given the opportunity to ask questions of, and receive answers from, Buyer's management concerning the Shares, Buyer's business and other related matters. Seller further represents and warrants to Buyer that Buyer has made available to Seller or its agents all documents and information relating to an investment in the Shares requested by or on behalf of Seller.

               (e) Seller agrees that the Shares may be resold or otherwise transferred only, (i) inside the United States to a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) to an Accredited Investor who, prior to such transfer, furnishes to Seller a signed letter to the effect of this paragraph, (iii) outside the United States in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 under the Securities Act, (v) other valid exemptions under the Securities Act, or (vi) pursuant to a registration statement declared effective under the Securities Act. Seller agrees that, in the case of any resale or other transfer pursuant to clauses (i) through (iv) of the preceding sentence, it will furnish to Buyer or its transfer agent such certifications, legal opinions or other information as it may reasonably require to confirm that such resale or other transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

               (f) Each certificate for the Shares issued to Seller or to a subsequent transferee shall (except for any transferee pursuant to clauses (iv) and (vi) of the first sentence of Section 7.1.10(e)) bear a legend in substantially the following form:

               THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED OR SOLD WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.

PROVIDED, however, that Buyer shall remove such legend at such time that Seller becomes eligible to transfer the Shares under Rule 144(k) under the Securities Act.

                  7.1.11 DISCLOSURE. No representation or warranty by Seller contained in this Agreement or in any Schedule or in any statement or certificate furnished by Seller to Buyer or their representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading.

                  7.1.12 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE SCHEDULES HERETO, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, AS TO THE ACQUIRED ASSETS.

                  7.1.13 LICENSES AND PERMITS. Schedule 2.1.7 lists all Permits issued to Seller used exclusively in the Business and relating to the Acquired Assets.

         7.2 REPRESENTATIONS AND WARRANTIES AS TO BUYER. Buyer represents and warrants to Seller as follows:

                  7.2.1    CORPORATE DATA AND AUTHORITY.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has heretofore furnished to Buyer a complete and correct copy of (a) its Certificate of Incorporation, as amended, certified as of a recent date by the Secretary of State of Delaware and (b) its By-laws, as amended, certified as of a recent date by its corporate secretary, which Certificate of Incorporation and By-laws are in full force and effect and have not been amended or modified in any respect since the date of the copies delivered to Buyer. Buyer is not in violation of any of the provisions thereof in any manner which would have a material adverse effect on the transactions contemplated by this Agreement.

                  (b) Buyer has corporate power and authority to own, hold, lease, pay and perform the rights, properties, assets, obligations and liabilities it will acquire, hold, lease or assume pursuant to this Agreement and to carry on the operation of the Business after the Closing as contemplated by this Agreement. Buyer has corporate power and authority to pay and perform its obligations and liabilities pursuant to the Note and the Collateral Documents, the Registration Rights Agreement and the Assumption Agreements.

                  (c) Buyer has corporate power to execute, deliver and perform this Agreement, the Note and the Collateral Documents, the Registration Rights Agreement and the Assumption Agreements. The execution, delivery and performance of this Agreement, the Note, the Collateral Documents, the Registration Rights Agreement and the Assumption Documents have been duly authorized by all necessary corporate action on the part of Buyer, and no stockholder approval or other approval of the Board of Directors of Buyer (or any committee thereof) is necessary for the consummation of the transactions contemplated hereby.

                  (d) The execution and delivery of this Agreement, the Note, the Collateral Documents, the Registration Rights Agreement and the Assumption Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby are not prohibited by, and do not violate any provision of the Certificate of Incorporation or By-laws, as amended to date, of Buyer and do not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by, any term of any material contract, agreement, indenture, mortgage, note, bond, commitment, license, or other instrument to which Buyer is a party or by which it or any of Buyer's properties are bound and will not result in the creation of any Lien on any of the Acquired Assets or any other assets of Buyer, nor restrict the payment of the Purchase Price to Seller.

                  (e) This Agreement has been duly executed by Buyer and constitutes the valid, legally binding and Enforceable obligation of Buyer.

                  (f) The Shares are duly authorized, validly issued, fully paid and non-assessable. Upon delivery of the Shares to Seller pursuant to this Agreement, Seller will acquire good, valid and marketable title to the Shares free and clear of all Liens, claims, options, puts, calls, straddles, pre-emptive rights, proxies or voting or other agreements whatsoever, and restrictions on transfer imposed by applicable securities law, except as expressly provided in this Agreement.

                  (g) Buyer, as debtor, has not: filed, or had filed against it, a petition in bankruptcy or a petition to take advantage of any other insolvency act; admitted in writing its inability to pay its debts generally; made an assignment for the benefit of creditors; consented to the appointment of a receiver for itself or any substantial part of its property nor has any such receiver been appointed nor is there any application for the appointment of such a receiver pending; or generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

                  7.2.2 NO LITIGATION. Except as disclosed in Schedule 7.2.2, there is not in effect any preliminary or permanent injunction prohibiting Buyer from acquiring the Acquired Assets and assuming the Assumed Liabilities. There is no action or proceeding pending or, to the Buyer's knowledge, threatened or, to Buyer's knowledge, threatened, or to Buyer's knowledge, any basis for any litigation or claims, before or by any governmental or regulatory body or agency or instrumentality or any court or tribunal, domestic or foreign, (i) by or against Buyer of any kind or nature, (ii) challenging the acquisition by Buyer of the Acquired Assets or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking material damages in connection therewith; or (iii) seeking to restrain or prohibit Buyer's direct or indirect ownership or operation of the Business. Except as disclosed in Schedule 7.2.2, there is no litigation pending or, to Buyer's knowledge, threatened or, to Buyer's knowledge, any basis for, any litigation or claim by or against Buyer which, individually or in the aggregate, would have a material adverse effect against the Buyer.

                  7.2.3 NO BROKER. Except as set forth on Schedule 7.2.3, Buyer has not retained any broker, investment banker, or finder in connection with the transactions contemplated by this Agreement so as to give rise to any valid claim against either Seller or Buyer for a finder's fee, brokerage commission, investment banking fee or similar payment.

                  7.2.4 DISCLOSURE. Buyer has delivered to Seller a true and complete copy of (i) Buyer's Registration Statement on Form SB-2, Registration No. 33-87242, as filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and declared effective on April 20, 1995, as amended to date (the "Registration Statement") and (ii) all reports, statements or schedules required to be filed (during Buyer's current and immediately past fiscal years) by Buyer pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")(each an "Exchange Act Filing"). All Exchange Act filings have been so filed as of their respective filing dates. The Registration Statement and the Exchange Act Filings comply in all material respects with the requirements of the Securities Act or Exchange Act and the rules and regulations (including accounting rules) of the SEC, and at the date of its filing, neither the Registration Statement nor any Exchange Act Filing contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, each of the consolidated balance sheets included in or incorporated by reference into the Exchange Act Filings or the Registration Statement fairly presented the consolidated financial position of Buyer and its subsidiaries as of its date and each of the consolidated statements of income, stockholder's equity and cash flows included in or incorporated by reference into the Exchange Act Filings or the Registration Statement fairly presented the results of operations, stockholders' equity and cash flows of Buyer and its subsidiaries for the period set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. Since the date of Buyer's Registration Statement, there has not occurred any material adverse development with respect to the earnings, business, assets, financial condition or operations of Buyer and its subsidiaries taken as a whole. No representation or warranty by Buyer contained in this Agreement, the Note, the Collateral Documents, the Registration Rights Agreement or in any Schedule or in any statement or certificate furnished or to be furnished by Buyer to Seller or its representatives in connection herewith or therewith or pursuant hereto or thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

         7.2.5  CAPITAL STRUCTURE OF BUYER.

                  (a) The authorized capital stock of Buyer consists of 10,000,000 shares of common stock, $.01 par value ("Common Stock") and 5,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). At the close of business on November 10, 1995, (i) 2,989,189 shares of Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were outstanding; (iii) 274,797 shares of Common Stock were reserved for issuance upon exercise of options (the "Options") under stock option plans, of which Options to purchase 223,333 shares of Common Stock were outstanding; and (iv) 95,000 shares of Common Stock were reserved for issuance upon exercise of underwriter's warrants (the "Warrants"), of which Warrants to purchase 95,000 shares of Common Stock were outstanding. All of the outstanding shares of Common Stock are, and any shares of Common Stock issuable upon exercise of any Option, when issued pursuant to such exercise, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Buyer's Certificate of Incorporation or By-laws.

                  (b) Except for the Options and Warrants, there are no options, warrants, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound which would obligate Buyer to issue additional shares of capital stock of Buyer or granting any holder any registration rights relating to Buyer's securities.

                  (c)  Buyer owns no capital stock of Seller.

         7.2.6 NO ADVERSE RESTRICTIONS OR DEFAULTS. Buyer is not a party to any agreement or instrument or subject to any court order or judgment, government decree, charter or other corporate restriction adversely affecting its business, properties or assets, operations or condition (financial or otherwise), nor is Buyer in default in the performance, observance or fulfillment of any obligations or agreements, which restriction or default would have a material adverse affect on this Agreement or on Buyer. Buyer is not in violation of, or in default under, any law, ordinance, order, regulation, authorization, permit or certificate pertaining to Buyer that remains uncured or that has not been waived, which violation or default would have a material adverse effect upon the condition (financial or otherwise) of Buyer.

         7.2.7 PROPERTY INTERESTS. Buyer has good and marketable title to, or has valid leasehold interests in, all property and assets reflected on the latest balance sheets referred to in Section 7.2.4 (except property and assets sold or otherwise disposed of by Buyer subsequent to such date in the ordinary course), free and clear of all Liens.

         ARTICLE 8.        PARTICULAR COVENANTS OF SELLER AND BUYER

         8.1 COVENANTS OF SELLER and PTC.

             (a) Seller hereby covenants and agrees that after the Closing, Seller will furnish to Buyer such other instruments (executed as required) and information as Buyer may reasonably request in order effectively to convey to and vest in Buyer title to the Acquired Assets consistent with the provisions of
Section 2.1 of this Agreement.

             (b) Seller hereby covenants and agrees to permit Buyer to use, at no rental cost to Buyer, the current headquarters offices and warehouse space currently utilized by the Seller for the Business that are leased by Seller, located in Miami, Florida, from Closing for a transitionary period to extend no later than January 31, 1996. However, in the event that Buyer fails to vacate such leased space by February 1, 1996, then Buyer shall pay Seller monthly rental therefor at the rate of $5,000 per month for February and March. In any event, Buyer shall vacate such space by March 31, 1996 unless otherwise may be agreed to by the parties. Buyer agrees to pay for the cost of its phones used in such leased space and Seller agrees to pay for all other utilities used in the ordinary course of the Business. Seller further agrees to permit Buyer to use in the ordinary course of the Business, at no cost to

Buyer, Seller's Platinum accounting system during such transition period, limited to the extent that such system applies to the Business.

         8.2  COVENANTS OF BUYER.

              (a) Buyer hereby covenants and agrees that after the Closing, Buyer will furnish to Seller such other instruments (executed as required) and information as Seller may reasonably request in order to evidence and confirm Buyer's assumption of the Assumed Liabilities.

              (b) Buyer hereby covenants and agrees to exercise its best good faith efforts to obtain, within four (4) months after Closing, financing in the amount of $4,000,000 and, within six (6) months after Closing, financing in the amount of $3,000,000, for the purchase of additional cellular phones (from third parties) and for general working capital purposes. In the event that Buyer fails to obtain such financing in accordance with the above time frames or, in the alternative, within six (6) months of the Closing Buyer fails to have manufactured or commenced the manufacturing of an addition 6,500 Smart Phones (inclusive of those being purchased hereunder), then Seller shall have the right to take back from Buyer the patent rights being sold to Buyer by Seller hereunder.

             (c) Buyer agrees to comply with all transfer obligations relating to software components of the Acquired Assets, except that Seller shall pay any transfer fees or expenses that may be required by a software transferor.

             (d) Buyer shall be responsible for any termination fees incurred in connection with the termination of any carrier contracts assumed by Buyer pursuant hereto which are terminated subsequent to the Closing.

             (e) Buyer agrees to provide, at the request of Seller, quarterly and annual financial reports of Buyer. Provided that Buyer is subject to the financial reporting requirements of the Exchange Act, then copies of such Exchange Act financial reports shall suffice.

             (f) Buyer agrees to notify its insurance broker or to make the necessary arrangements with its broker for coverage, as of the Closing, of all of Seller's vehicles, which are being transfered to Buyer hereunder, (approximately 17 vehicles).

         8.3 REGISTRATION OF SHARES BY BUYER. The Shares shall be subject to the terms of the Registration Rights Agreement, as referenced in Section 6.3(d) of this Agreement.

         8.4 COVENANTS OF BUYER, SELLER AND PTC. Buyer, Seller and PTC hereby covenant and agree that:

             (a) For a period of three (3) years following the Closing, or for such longer periods as may be required to satisfy record retention requirements of applicable law, PTC and Buyer will retain all business records relating to the Business, including all records required to be retained pursuant to obligations imposed by applicable law.

             (b) Buyer and Seller or PTC shall each provide duly authorized representatives of the other party access to all records relating to the Business for bona fide business reasons at any time during regular business hours, with reasonable prior notice, for a period of three (3) years after the Closing Date or until such later time as all Federal, state and local tax audits of Seller's taxable years during which it owned the Business have been completed, including any litigation related thereto, and such other party may make abstracts from, or make copies of, any such records at its own expense. In connection with any review of records relating to the Business as set forth in this Subsection, Buyer and Seller shall each provide to such duly authorized representatives of the other party (i) access to employees of Buyer, Seller and PTC, as the case may be, who are familiar with such records and who can assist such representatives of the other party, at the other party's expense, in locating, explaining or otherwise reviewing such records; and (ii) permission to use Buyer's, Seller's or PTC's copying facilities, clerical services and telephones, as reasonably required, at the other party's expense. No party shall destroy any books, accounts, journals, information, records or computer tapes or diskettes relating to the Business within the period referred to above without written permission of the other, which permission shall not be unreasonably withheld or delayed.

                  (c)(i) If, in connection with the conduct by Seller of any litigation or similar proceeding with any third party relating to Seller's conduct of the Business prior to the Closing ("Legal Proceedings"), Seller shall request access to any business records included in the Acquired Assets, Buyer shall afford Seller such access upon reasonable notice. Seller shall be permitted to use or, if original documents are required to respond to legal process, remove such business records temporarily from Buyer's premises for the purpose of responding to legal process or making copies thereof.

                     (ii) If, in connection with Legal Proceedings, Seller or PTC shall require the assistance of former employees (including officers) of Seller employed by Buyer, Seller, PTC and Buyer shall cooperate to establish a schedule reasonably acceptable to both parties whereby Buyer shall provide to Seller and PTC access to such employees as is reasonably required by Seller and PTC; provided, however, Buyer shall have no obligation to provide such assistance if to do so would, in Buyer's reasonable judgment, unreasonably interfere with the conduct of Buyer's business. Seller and PTC, as the case may be, shall pay out-of-pocket costs incurred in connection with such use of Buyer's employees and shall reimburse Buyer for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay per day (including applicable payroll and employee taxes and the value of employee benefits) of such employee during the calendar month in which such services are performed.

                     (iii) If, in connection with Legal Proceedings, Buyer shall require the assistance of Seller's or PTC's employees (including officers), Seller, PTC and Buyer shall cooperate to establish a schedule reasonably acceptable to both parties whereby Seller and PTC shall provide such employees to Buyer as is reasonably required by Buyer;provided, however, Seller shall have no obligation to provide such assistance if to do so would, in Seller's reasonable judgment, unreasonably interfere with the conduct of Seller's business. Buyer shall pay out-of-pocket costs incurred in connection with such use of Seller's or PTC's employees, as the case may be, and shall reimburse Seller or PTC for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay per day (including applicable payroll and employee taxes and the value of employee benefits) of such employee during the calendar month in which such services are performed.

         ARTICLE 9.        EMPLOYEES AND EMPLOYEE MATTERS

         9.1 EMPLOYMENT OF PERSONNEL. Buyer has offered employment to certain of Seller's employees who are assigned to the Business commencing on or about the day following the Closing. Seller shall cooperate with Buyer in Buyer's efforts to hire people who are employed by Seller and who are assigned to the Business on the Closing. Seller has terminated, as of the Closing, the employment of all such employees of Seller who have been offered employment by Buyer. It is Buyer's intent, and Seller understands, that any employee of Seller who is employed by Buyer as contemplated by this subsection shall be an employee at will of Buyer, and nothing in this Agreement shall constitute an employment agreement between Buyer and any such employee. Buyer shall have no liability for any loss, cost or damage solely arising from or related to Buyer's decision to hire or not to hire any person who is an employee of Seller as of the day following the Closing. Buyer agrees to reimburse Seller for all salary expenses actually incurred by Seller for all of Seller's employees assigned exclusively to the Business for the period of November 1, 1995 through the November 15, 1995, such reimbursement to occur promptly, but in no event later than December 15, 1995. Seller shall offer COBRA insurance to all of its employees terminated as of the Closing. Buyer shall obtain health insurance coverage for those employees of Seller who are hired by Buyer as of the day following the Closing, which insurance shall be effective as of January 1, 1996.

         9.2 SELLER'S CONTINUING EMPLOYEES. Except as provided in this section 9.2, Buyer shall have no obligation or liability with respect to any of Seller's employees who do not become employees of Buyer as provided in Section 9.1, including without limitation all obligations arising under COBRA.

         ARTICLE 10.                INDEMNIFICATION

         10.1 INDEMNIFICATION OF SELLER. Buyer shall defend, indemnify and hold harmless Seller and PTC, and each of their employees, officers and directors from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities and expenses (including but not limited to court costs and related expenses, reasonable fees and disbursements of counsel, and any incidental or consequential damages) (a "Claim") suffered or incurred by reason of or in connection with:

              (a) any misrepresentation of a material fact or omission to state a material fact, any breach of warranty or any breach or nonfulfillment of any agreement or covenant by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

              (b)  any of the Assumed Liabilities;

              (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.2 INDEMNIFICATION OF BUYER. Seller and PTC, jointly and severally, shall defend, indemnify and hold harmless Buyer, its employees, officers and directors from and against any and all Claims suffered or incurred by reason of or in connection with any of the following:

              (a) any misrepresentation of a material fact or omission to state a material fact, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Buyer pursuant hereto or in connection herewith;

              (b)  any of the Excluded Liabilities;

              (c) any and all loss, liability or damage arising out of or resulting from the failure of Seller to comply with any bulk sales or similar law applicable to the transactions contemplated by this Agreement; and

              (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, incident to Subsections (a), (b) and
(c) above or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3     INDEMNIFICATION PROCEDURES.

                  (a) The party seeking indemnification hereunder (the "Indemnitee") shall give to the party from which indemnification is sought hereunder (the "Indemnitor") written notice of any Claim which is subject to the indemnity obligations set forth in Section 10.1 or 10.2, as applicable, with sufficient promptness as not to prejudice the other party's interests in respect of such Claim and any obligation of indemnity arising therefrom. Such notice shall set forth all facts and other information which the Indemnitee has with respect to the Claim. As part of such notice, the Indemnitee shall furnish the Indemnitor with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnitee's possession. The Indemnitee's failure to notify the Indemnitor of any such Claim shall not release the Indemnitor, in whole or in part, from its obligations under Sections 10.1 or 10.2, as applicable, except to the extent that the Indemnitee's ability to defend against such claim is actually materially prejudiced thereby. The Indemnitor shall, within 15 business days of receipt of such notice, (i) deny in writing the Claim, (ii) pay the amount of the Claim if a monetary amount is involved, or (iii) if a Claim of a third party is involved, by notice to the Indemnitee, assume the defense of such Claim.

                  (b) Upon giving such notice to the Indemnitee, the Indemnitor shall have the exclusive right to conduct and control, through counsel of its own choosing, who is reasonably satisfactory to the Indemnitee, the defense of any such Claim or any action arising therefrom, provided, that (i) the Indemnitee is reasonably satisfied that the Indemnitor will have financial resources, or valid insurance, available to satisfy the liabilities arising under such Claim; and (ii) in conducting the defense of any such Claim or action, the Indemnitor shall, and shall cause its counsel to, consult with the Indemnitee and its counsel, if any, and shall keep the Indemnitee and its counsel, if any, fully advised of the progress thereof.

                  (c) If the Indemnitor elects to assume and control the defense of the Claim, the Indemnitee shall have the right to employ counsel separate from counsel employed by such Indemnitor in any such action and to participate in the defense thereof. The fees and expenses of such counsel employed by the Indemnitee shall be at the expense of the Indemnitee unless (i) the employment thereof has been specifically authorized by such Indemnitor in writing, (ii) the Indemnitor has failed to promptly assume the defense and employ counsel or the Indemnitor or its counsel has failed to provide and adequate defense in a timely manner, or (iii) the Indemnitor is a party to such claim and the Indemnitor has been advised by counsel that there are additional or separate defenses, or there is otherwise a conflict of interest, between the Indemnitee and the Indemnitor. In any such case the fees and expenses of the Indemnitee's counsel shall be paid by the Indemnitor, provided that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm or separate counsel in connection with any such action in the same jurisdiction, in addition to any local counsel. If the Indemnitor fails or refuses to assume the conduct and control of the defense of any such Claim or action, then the Indemnitee shall have the exclusive right to conduct and control such defense. The Indemnitor shall not be liable for any settlement of any Claims effected without it written consent, which consent shall not be unreasonably withheld or delayed. No settlement of any Claim for which indemnification is sought hereunder shall be made without the release of the Indemnitee from all liability relating to such Claim, in form and substance reasonably satisfactory to the Indemnitee and its counsel.

                  (d)  No claim for indemnification pursuant to Section 10.1 or
10.2 may be made subsequent to the date which is one (1) year from Closing, except as follows. With respect to Claims relating to Ericsson phones or technology, Cellular Technical

Services or CellOne of Florida, no such time limitation shall apply, provided that the basis for such Claim(s) arose prior to Closing. With respect to Claims relating to patents or patent rights transferred or purported to be transferred under this Agreement (excluding enhancements or changes made after Closing), no such time limitation shall apply regardless of when the basis for such Claim(s) arose or arises. The indemnification provisions of this Article 10 are in addition to, and not in derogation of, any statutory or common law remedy any party may have for misrepresentation, breach of warranty or breach of covenant.

         10.4  OTHER PROVISIONS RELATING TO INDEMNIFICATION.

               (a) Seller and PTC shall not be obligated to indemnify Buyer pursuant to Section 10.2, unless and until Buyer's Claims under Section 10.2 aggregate $25,000, and unless such Claims shall be made within the time period specified in Section 10.3(d), at which point Seller and PTC shall then be obligated to indemnify Buyer for all Claims in excess of $25,000, up to a maximum of $3,000,000, except that with respect to Special Claims no such dollar limitation shall apply.

               (b) An Indemnitee shall not be entitled to duplicate recovery from the Indemnitor and any other person on account of the same Claim.

         10.5  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

All of the representations and warranties contained in this Agreement shall survive for a period of one (1) year after the Closing. The covenants and agreements set forth in this Agreement shall survive the Closing and shall continue until all obligations set forth therein shall have been performed or satisfied or they shall have terminated in accordance with their terms.

         ARTICLE 11.                MISCELLANEOUS

         11.1 EXPENSES. Each party shall each pay its own expenses incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

         11.2 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing, and such notice shall be given by certified mail, postage prepaid, return receipt requested; or by private courier requesting evidence of receipt as a part of its service, addressed as follows:

         To Buyer:                  Shared Technologies Cellular, Inc.
                                    Attn: Legal Department
                                    100 Great Meadow Road
                                    Wethersfield, CT  06109

         To Seller
          or to PTC:                Peoples Telephone Company, Inc.
                                    Attn: Legal Department/General Counsel
                                    2300 NW 89th Place
                                    Miami, FL 31172

                                    and to:

                                    PTC Cellular, Inc.
                                    Attn: Legal Department
                                    2300 NW 89th Place
                                    Miami, FL 31172

or to such other address as may be designated in writing by any party from time to time in accordance herewith, and any notice shall be deemed delivered upon the earliest to occur of delivery when so placed in the mails or when delivered to such delivery service as aforesaid.

         11.3 CAPTIONS. Article titles and headings to Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement.

         11.4 SUCCESSORS AND ASSIGNS; OTHER PARTIES. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties. No assignment shall relieve a party of any of its obligations hereunder without the prior written consent of the other party.

         11.5 ENTIRE AGREEMENT. This Agreement (together with the Schedules referred to herein), the Note, the Registration Rights Agreement, the Assumption Documents and the Collateral Documents, supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto (or by any director, officer or representative of such parties) relating to the matters contemplated hereby. This Agreement (together with such Schedules) constitutes the entire agreement by the parties hereto and there are no agreements or commitments except as expressly set forth herein.

         11.6 WAIVER. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available at law or in equity.

         11.7 PARTIAL INVALIDITY. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.

         11.9 AMENDMENT AND TERMINATION. This Agreement may not be amended orally, but only by an instrument in writing duly executed by the parties.

         11.10 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction. In the event of any dispute arising in connection with this Agreement, the Note, the Registration Rights Agreement, the Assumption Agreements and/or the Collateral Documents, the prevailing party shall be entitled to recovery of its reasonable legal costs and fees, including its reasonable attorneys fees.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Shared Technologies Cellular, Inc.

By:____________________________________
   Anthony D. Autorino
   President

PTC Cellular, Inc.

By:_____________________________________

Peoples Telephone Company, Inc.

By:_____________________________________